Exhibit 10(u)

PROMISSORY NOTE

$1,000,000.00

March 2, 2009

Cybex International, Inc.

10 Trotter Drive

Medway, MA 02053-2299

(Individually and collectively “Borrower”)

Wachovia Bank, National Association

190 River Road

Summit, New Jersey 07901

(Hereinafter referred to as “Bank”)

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of One Million Dollars ($1,000,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

LOAN AGREEMENT. This Note is subject to the provisions of that certain Loan Agreement between Bank and Borrower dated July 30, 2007, as same has been or may be modified from time to time (the “Loan Agreement”). Any and all collateral pledged to the Bank as security for the Obligations of the Borrower will act as security for this Loan.

USE OF PROCEEDS. Borrower shall use the proceeds of the loan evidenced by this Note to purchase equipment.

ADVANCES. Provided that the Borrower is not in default under the Loan Documents, Bank will make advances on the Loan to the Borrower upon the presentation of invoices from the manufacturer. The advance will be within three (3) days of the submission of the invoice to the Bank.

INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note during each Interest Period from the date hereof at a rate per annum equal to LIBOR Market Index Rate plus two hundred twenty-five (225) basis points (2.25%), as that rate may change from day to day in accordance with changes in the LIBOR Market Index Rate (“Interest Rate”). “LIBOR Market Index Rate”, for any day, means the rate for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

INDEMNIFICATION. Borrower shall indemnify Bank against Bank’s loss or expense as a consequence of (a) Borrower’s failure to make any payment when due under this Note, (b) any payment, prepayment or conversion of any loan on a date other than the last day of the Interest Period, or (c) any failure to make a borrowing or conversion after giving notice thereof (“Indemnified Loss or Expense”). The amount of such Indemnified Loss or Expense shall be determined by Bank based upon the assumption that Bank funded 100% of that portion of the loan in the London interbank market.

DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (as defined herein) occurs and as long as a Default continues, all outstanding Obligations shall bear interest at the Interest Rate plus 3% (“Default Rate”). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

REPAYMENT TERMS. Borrower will make monthly payments of interest only beginning with the payment due on April 1, 2009 and on the same day of each and every month thereafter until December 31, 2009 (the “Maturity Date”) when entire balance of principal and interest is due and payable in full.

UNUSED LOAN FEE. Borrower will pay to the Bank an unused Loan fee of twenty-five (25) basis points (.25%) on any amount that has been not been advanced under this Note. This fee will be due and payable on the Maturity Date.

AUTOMATIC DEBIT OF CHECKING ACCOUNT FOR LOAN PAYMENT. Borrower authorizes Bank to debit demand deposit account number 2000012988228 or any other account with Bank (routing number 21200025) designated in writing by Borrower. Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

DEFINITIONS. Loan Documents. The term “Loan Documents” used in this Note and the other Loan Documents refers to all documents executed in connection with or related to the loan evidenced by this Note, the Loan Agreement referred to above, security agreements, security instruments, financing statements, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. § 101). Obligations. The term “Obligations” used in this Note refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s), and all obligations under any swap agreements (as defined in 11 U.S.C. § 101) between Borrower and Bank whenever executed. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank’s reasonable expenses incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

DEFAULT. If any of the following occurs and is not cured within the applicable Cure Period, a default (“Default”) under this Note shall exist: Nonpayment; Nonperformance. (i) The failure of any payment due under this Note within ten (10) days of its due date, or (ii) the failure to perform any other terms and conditions of this Note or the other Loan Documents within the applicable Cure Period set forth below. False Warranty. A material warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false. Cross Default. At Bank’s option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, with Bank or its affiliates (“Affiliate” shall have the meaning as defined in 11 U.S.C. § 101, except that the term “Borrower” shall be substituted for the term “Debtor” therein. Cessation; Bankruptcy. The dissolution of, termination of existence of, loss of good standing status in its state of incorporation by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower which is not discharged (with respect to involuntary proceedings) or cured (with respect to loss of good standing) within 60 days. Material Capital Structure or Business Alteration. Without prior written consent of Bank, (i) a material alteration in the kind or type of Borrower’s business, (ii) the sale of substantially all of the business or assets of Borrower, or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower, or (iii) Borrower ceases to be a public reporting company under the Securities Exchange Act of 1934, as amended, or (iii) should Borrower enter into any merger or consolidation in which Borrower is not the surviving entity.

CURE PERIOD. Notwithstanding the above Events of Default, the Bank will provide the Borrower with a fifteen (15) day notice and opportunity to cure “Non-Monetary Defaults” (i.e. events of default exclusive of payments of principal, interest, taxes, insurance, or other monetary payments), if such Non-Monetary Defaults are capable of being cured. Notice and opportunity to cure will not be necessary for (i) the voluntary bankruptcy by the Borrower, or (ii) for material misrepresentations in any of the Loan Documents. In the event that the Non-Monetary Default is of such a nature that it cannot be cured within such fifteen (15) day period, and if the Borrower shall be diligently pursuing the cure of the Non-Monetary Default, then such period to cure shall be extended for a period not to exceed forty-five (45) days.

REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions: Acceleration Upon Default. Accelerate the maturity of this Note and, at Bank’s option, any or all other Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101) between Borrower and Bank, which shall be governed by the default and termination provisions of said swap agreements; whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any guarantor or endorser of this Note, all Obligations (other than Obligations under any swap agreement as referenced above) shall automatically and immediately be due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such information as set forth in the Loan Agreement referred to above. Such information shall be true, complete, and accurate in all material respects.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank and Borrower. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Borrower waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind.

MISCELLANEOUS PROVISIONS. Assignment. This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors and assigns. Bank’s interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank’s prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the state named in Bank’s address shown above without regard to that state’s conflict of laws principles. If the terms of this Note should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank’s address shown above. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower’s address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Bank’s office address shown above or such other address as Bank may specify in writing from time to time. In the event that Borrower changes Borrower’s address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Advances. Bank may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF

ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ACCEPT THIS NOTE.

BORROWER AND BANK AGREE THAT THEY SHALL NOT HAVE A REMEDY OF PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER IN ANY DISPUTE AND HEREBY WAIVE ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY HAVE NOW OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION OR JUDICIALLY.

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Signatures on Separate Page

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

WITNESS/ATTEST:	Cybex International, Inc.

/s/ Patty Waisner	/s/ Arthur W. Hicks, Jr.
Arthur W. Hicks, Jr.
President, Chief Operating Officer & Chief Financial Officer